Exhibit 28(a)(iv)

GABELLI 787 FUND, INC.

ARTICLES SUPPLEMENTARY

Gabelli 787 Fund, Inc., a Maryland corporation (the “Corporation”) registered as an open-end management investment company under the Investment Company Act of 1940, as amended, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The aggregate number of shares of common stock, par value $0.001 per share (the “Common Stock”), of the Corporation that the Corporation has authority to issue is hereby increased by one hundred million (100,000,000) shares of Common Stock, all one hundred million (100,000,000) of which are classified as Class T Common Stock of Gabelli Enterprise Mergers and Acquisitions Fund (the “Fund”).

SECOND: The shares of Class T Common Stock classified as set forth in Article FIRST hereof shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a class of Common Stock of the Fund as set forth in the charter of the Corporation.

THIRD: Immediately before the increase and classification of shares as set forth in Article FIRST hereof, the Corporation was authorized to issue six hundred million (600,000,000) shares of stock, all of which were shares of Common Stock having an aggregate par value of six hundred thousand dollars ($600,000), classified as follows:

SERIES AND CLASS	SHARES
Gabelli Enterprise Mergers and
Acquisitions Fund
Class A Common Stock	200,000,000
Class B Common Stock	100,000,000
Class C Common Stock	100,000,000
Class Y Common Stock	100,000,000
Class AAA Common Stock	100,000,000

FOURTH: As hereby increased and classified, the total number of shares of stock which the Corporation has authority to issue is seven hundred million (700,000,000) shares of stock, all of which are shares of Common Stock having an aggregate par value of seven hundred thousand dollars ($700,000), classified as follows:

SERIES AND CLASS	SHARES
Gabelli Enterprise Mergers and
Acquisitions Fund
Class A Common Stock	200,000,000
Class B Common Stock	100,000,000
Class C Common Stock	100,000,000
Class Y Common Stock	100,000,000
Class AAA Common Stock	100,000,000
Class T Common Stock	100,000,000

FIFTH: The Board of Directors of the Corporation increased the total number of shares of stock that the Corporation has authority to issue pursuant to Section 2-105(c) of the Maryland General Corporation Law and classified the additional shares under the authority contained in the charter of the Corporation.

SIXTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his or her knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested by its Treasurer as of June 21, 2017.

ATTEST:		GABELLI 787 FUND, INC.

By:	/s/ John C. Ball	By:	/s/ Bruce N. Alpert
Name: John C. Ball		Name: Bruce N. Alpert
Title: Treasurer		Title: President